UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into a Material Compensatory Arrangement

On December 8, 2009, ManTech entered into a change in control protection agreement (the “Agreement”) with Louis M. Addeo, President of ManTech’s Technical Services Group. The initial term of the Agreement is for one year. The term is automatically renewed for successive one year periods unless either ManTech or Mr. Addeo gives notice of its non-renewal at least 90 days in advance of its automatic renewal date. The term automatically expires upon Mr. Addeo’s termination of employment for any reason prior to the occurrence of a change in control (except as described below).

Upon the occurrence of a change in control during the term of the Agreement, Mr. Addeo will immediately vest in all unvested stock options or other equity awards held by him at the time of the change in control.

A “change in control” for this purpose means the acquisition by any person (other than acquisitions by ManTech or certain excluded persons affiliated with ManTech) of 50% or more of the outstanding voting power of ManTech’s stock; a change in the majority of ManTech’s board of directors that is not consented to by the existing board of directors; a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of ManTech’s assets where ManTech’s shareholders immediately before such transaction own directly or indirectly less than 50% of the voting power of the entity resulting from the business combination; or stockholder approval of a complete liquidation or dissolution of ManTech.

If, during the six-month period following a change in control that occurs during the term of the Agreement, Mr. Addeo resigns his employment with ManTech without good reason, Mr. Addeo’s employment is terminated for cause, or Mr. Addeo’s employment terminates as a result of his death or disability, then he will receive only his accrued but unpaid compensation through the date of termination.

“Good reason” for this purpose means the occurrence of any of the following events without Mr. Addeo’s consent: a material adverse change in Mr. Addeo’s authority, duties or responsibilities; a material reduction in his base salary; or the relocation of Mr. Addeo’s place of business to a place outside of a 50-mile radius from ManTech’s current corporate headquarters and farther from his place of residence than the current corporate headquarters.

“Cause” for this purpose means Mr. Addeo’s willful or reckless failure to perform the material duties of his position; fraud, misappropriation or comparable acts of dishonesty with regard to ManTech; felony conviction; illegal use of drugs; intentional or reckless misconduct that could subject ManTech to criminal or civil liability; a material breach of the terms of his employment by Mr. Addeo; or Mr. Addeo’s inability to obtain and maintain any security clearance required for the performance of his duties.

If, during the six-month post-change in control period (or during the 30-day period immediately preceding a change in control that occurs during the term of the Agreement), Mr. Addeo resigns his employment with good reason or is terminated by ManTech other than for cause, then Mr. Addeo will be entitled, in addition to his accrued but unpaid compensation through the date of termination, to a lump sum payment equal to 1.5 times the sum of his annual base salary for the year of termination and his target annual bonus.

To receive the various additional termination benefits described above, Mr. Addeo must sign and not revoke a general release and waiver of claims against ManTech.

The termination benefits payable to Mr. Addeo under the Agreement will be in lieu of any other termination benefits that Mr. Addeo might otherwise be entitled to receive under any other employee benefit plan, program or policy of ManTech.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: December 11, 2009	By:	/S/ MICHAEL R. PUTNAM
Michael R. Putnam
Vice President – Corporate & Regulatory Affairs